Exhibit 10.2

AMENDMENT NO. 6

TO

NEPHROS, INC. 2004 STOCK INCENTIVE PLAN

Pursuant to Section 9.1 of the Nephros, Inc. 2004 Stock Incentive Plan (the “Plan”) and in accordance with the resolutions of the Board of Directors on June 14, 2013, Section 6.10(d) of the Plan is hereby amended and restated as follows:

“(d)          Other Reasons. Unless otherwise provided by the Committee, if a Participant’s employment with the Company or a Subsidiary terminates for any reason other than death, Disability or for Cause, all outstanding Options and SARs, to the extent exercisable at the time of such termination, shall remain exercisable until the earlier of the expiration date of the Option or SAR and three months after such date of termination.”